GraniteShares ETF Trust N-14

Exhibit 99.15

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The Board of Trustees GraniteShares ETF Trust

 We consent to the references to our firm under the captions “Other Service Providers”, “Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Combined Proxy Statement and Prospectus included in the Registration Statement (Form N-14) of GraniteShares ETF Trust.

New York, NY

October 10, 2017

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.